Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated August 12, 2014 pertaining to the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan, as amended and restated, of Rush Enterprises, Inc. of our reports dated March 3, 2014, with respect to the consolidated financial statements of Rush Enterprises, Inc. and the effectiveness of internal control over financial reporting of Rush Enterprises, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

August 12, 2014